Exhibit 99.(h)(4)

TERMINATION OF ADMINISTRATION
FEE WAIVER AGREEMENT

This TERMINATION of the ADMINISTRATION FEE WAIVER AGREEMENT (the “Amendment”) made as of September 1, 2015 (the “Effective Date”) between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CAVANAL HILL INVESTMENT MANAGEMENT, INC., an Oklahoma corporation (“Administrator”), to that certain Administration Fee Waiver Agreement, dated December 31, 2010, between the Trust and Administrator (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”), as amended, that consists of nine separate funds (the “Funds”) offered in various classes (the “Classes”) as of the date hereof;

WHEREAS, the Administrator serves as administrator for the Trust pursuant to that certain Administration Agreement dated July 1, 2004, between the Trust’s and the Administrator’s predecessors in interest (the “Administration Agreement”);

WHEREAS, Administrator and the Trust have entered into an amendment of the Administration Agreement that reduces the Administration Fees, making this Agreement no longer necessary;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Administrator hereby agree as follows:

1.            Termination.

The Administration Fee Waiver Agreement is terminated on the Effective Date of this Amendment, which shall also be the effective date of the amendment to the Administration Agreement that reduces the Administration Fees.

3.            Representations and Warranties.

(a)            The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)            Administrator represents that it has full power and authority to enter into and perform this Amendment.

4.            Future Waivers.

This Amendment shall not limit or control any future decision by the Administrator to grant a voluntary waiver to any of the Funds.

5.            Interpretation.

Nothing herein contained shall be deemed to require the Administrator, the Trust or any Fund (or Class) to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust of the Funds.

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6.            Miscellaneous.

(a)            Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(b)            This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Termination of the Administration Fee Waiver Agreement to be duly executed on the day and year first above written.

CAVANAL HILL FUNDS

/s/ James L. Huntzinger
By:	James L. Huntzinger
Title:	President

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

/s/ J. Brian Henderson
By:	J. Brian Henderson
Title:	President

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